Exhibit 10.47

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between Cytori Therapeutics, Inc., a Delaware corporation (the “Company”), and Marshall G. Cox (“Consultant”), effective as of May 3, 2007 (the “Retirement Date”).

WHEREAS, Consultant is retiring and resigning from his positions as a Company director and employee, and

WHEREAS, the Company wishes to honor Consultant with recognition as Chairman Emeritus and to retain access to his advice and counsel during a transition period.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows.

1. Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services (the “Services”) on an as-needed basis to the Company as may be specified from time to time by the Company’s Chief Executive Officer (the “CEO”) as to scope, subject matter, timing, format and location, all in the CEO’s reasonable discretion. Notwithstanding the foregoing, Consultant will not be required to travel or to perform services in the Company’s offices, nor shall he be required to provide more than ten hours of service per month. Consultant generally will perform services in his own facility. When Consultant deems it necessary or appropriate to spend time in the Company’s facility, the Company will provide Consultant with space to work, but Consultant will not have a regularly assigned workspace.

2. Compensation. As consideration for the Services to be provided by Consultant, the Company shall pay to Consultant $5,000 per month, payable in arrears, during the term of this Agreement. Consultant shall be responsible for all taxes on such amount. The Company shall promptly reimburse Consultant for all reasonable out-of-pocket incurred in carrying out the Services requested pursuant to this Agreement, subject to documentation in accordance with the Company’s business expense reimbursement policy, as in effect from time to time. It is also understood and acknowledged that, during the term of this Agreement, and in accordance with the existing terms of the applicable stock option plans and agreements, Consultant’s outstanding stock options shall continue to vest and be exercisable.

3 Term of Agreement. The term of this Agreement shall begin on the Retirement Date and end on March 1, 2009. The Company may terminate this Agreement prior to the expiration of such term only in the event that Consultant commits fraud in the commission of his Services on behalf of the Company hereunder, and has failed to cure such acts or failures to act which are alleged to constitute fraud within sixty days after receipt of written notice from the Company stating in detail the particular acts or failures to act that constitute the grounds on which the proposed termination is based.

4. Retirement. This Agreement constitutes Consultant’s retirement and resignation as a Company director and employee as of the Retirement Date. This Agreement also constitutes the Company’s appointment of Consultant as Chairman Emeritus for life effective upon the Retirement Date. The parties confirm that the position of Chairman Emeritus is an honorary, unpaid position and does not itself constitute Consultant an employee or consultant of the Company.

5. Independent Contractor. Consultant’s relationship with the Company during the term of this Agreement will be that of an independent contractor and not that of a director, officer, employee or agent. During the term of this Agreement:

(a) No Authority to Bind Company. Consultant has no authority to enter into contracts that bind the Company or create obligations on the part of the Company, and he agrees not to purport to do so.

(b) No Benefits. Consultant acknowledges and agrees that Consultant will not, by virtue of this consultancy, be eligible for any Company employee benefits, except as provided under Sections 2, 6 and 10.

6. Other Agreements. Except as otherwise specified in this Agreement, all agreements between the Company and Consultant pertaining to his service and compensation as an employee and/or director are hereby terminated by mutual agreement and without any further obligation of either party, with the exception of Consultant’s stock option agreements, any indemnification and/or insurance rights Consultant may have pursuant to the Company’s certificate of incorporation, bylaws or insurance policies for officers and directors liability (provided, that the Company shall have no obligation to purchase future directors and officers liability insurance, nor renew any directors and officers liability insurance, for the purpose of covering Consultant for periods after the Retirement Date or for maintaining the benefit of coverage under past or current policies), and any employee benefit plans or agreements the provisions of which will continue to govern the Consultant’s and the Company’s rights and obligations with respect to benefits accrued through the Retirement Date.

7. Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of this Agreement, consulting or director or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s regenerative-cell products or services. If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by.

8. The Employment, Confidentiality and Assignment Agreement. Consultant represents that, immediately before signing this Agreement, he has signed and delivered to the Company an Employment, Confidentiality and Assignment Agreement on the Company’s standard form of such agreement, and has dated it “May 3, 2007, as of July 31, 2000” (the “Confidentiality Agreement”). The Confidentiality Agreement remains in full force and effect, and will continue to persist during the term of and after the termination or expiration of this Consulting Agreement. In addition, Consultant and the Company mutually understand and agree that the terms of the Confidentiality Agreement shall also apply to and during the term of this Consulting Agreement, with all applicable changes to reflect and cover the fact that his service will be as a consultant rather than as an employee; provided, that this Consulting Agreement shall control in the event of any inconsistency between the provisions of the Confidentiality Agreement and this Consulting Agreement. (For example, Section 3 and the first paragraph of Section 4 of the Confidentiality Agreement shall be inapplicable during the term of consultancy.) Moreover, the Company further agrees that its remedies for any breach of the Confidentiality Agreement shall not include the right to terminate this Consulting Agreement due to such breach. Consultant confirms that his fiduciary duty as a director with regard to confidentiality of all confidential or proprietary information he learned in his capacity as a Company director persists even after his retirement and resignation from the Board of Directors and will continue to persist during the term of and after the termination or expiration of this Consulting Agreement.

9. Works Made for Hire. All works of authorship created by Consultant in connection with the Services shall be deemed “works made for hire,” and shall be owned by the Company.

10. Post-Employment Matters.

(a) Salary and Vacation Time. The Company confirms its obligation to pay forthwith to Consultant all of his accrued base salary and his accrued and unused vacation/holiday/paid-time-off time through the date of this Agreement.

(b) COBRA. The Company and Consultant acknowledge that the Company has provided Consultant with forms pursuant to which he may maintain his and his eligible dependents’ participation in the Company’s group health insurance plan pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act and corresponding provisions of state law (“COBRA”). If Consultant elects such coverage, he understands and agrees that he shall be fully responsible for making the necessary premium payments in order to continue such coverage. Nothing herein shall limit the right of the Company to change the provider and/or the terms of its group health insurance plans or other benefit plans at any time hereafter, nor its right to terminate any or all plans at any time hereafter.

11. Dribble-Out.

(a) Limitation. Consultant agrees that in each of the five successive three-month periods beginning immediately after the end of the (90-day) Lock-Up Period contemplated by his Lock-Up Agreement dated February 23, 2007 given to Piper Jaffray & Co. in connection with the Company’s February 2007 registered-direct offering (the “Lock-Up Agreement”), he will sell no more than 160,000 shares of Company common stock in the three-month period. These 160,000 share amounts are not cumulative, e.g., it is not the case that if he sells no shares in the first three-month period he could sell up to 320,000 shares in the second three-month period.

(b) Definition. This agreement not to “sell” means that Consultant agrees not to (and will cause the spouse and any immediate family member of Consultant or his spouse living in Consultant’s household not to) directly or indirectly, sell (including without limitation any short sale and also including without limitation any sale pursuant to a Rule 10b5-1 stock selling plan), offer, pledge, transfer, contract or grant any option to sell, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock currently or hereafter owned either of record or beneficially by Consultant (or such spouse or family member), or publicly announce an intention to do any of the foregoing, except as expressly allowed by this Section 11, during the (90-day) Lock-Up Period and also for the period commencing immediately after the end of the (90-day) Lock-Up Period contemplated by the Lock-Up Agreement and ending 15 months thereafter (the “Dribble-Out Period”).  The foregoing sentence shall not apply to (i) any exercise of outstanding stock options; (ii) any transfer to the immediate family (for the purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, no more remote than first cousin) of Consultant or to a trust the beneficiaries of which are exclusively Consultant and/or a member or members of his immediate family; or (iii) any transfer upon Consultant’s death; provided, however, that in any such case of item (ii) above it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Common Stock subject to the provisions of this Section 11, and there shall be no further transfer of such Common Stock during the Dribble-Out Period except in accordance with this Agreement (with all sales by Consultant and such item (ii) transferees within the same three-month period being combined).

(c) Stop Transfer. Consultant agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock held by Consultant except in compliance with the foregoing restrictions.

(d) Securities Law Compliance. Consultant acknowledges his responsibility to ensure that any and all sales by him comply not only with this Section 11 but also with all applicable securities laws and regulations.

12. Miscellaneous.

(a) Amendments and Waiver. Any term of this Agreement maybe amended or waived only with the written consent of the parties.

(b) Sole Agreement. This Agreement constitutes the sole agreement of the parties, and (except to the extent specific other agreements are expressly provided for herein for preservation) supersedes all prior and contemporaneous negotiations, commitments and agreements, with respect to the subject matter hereof. For avoidance of doubt: the stock option and other agreements specified in Section 6, the Lock-Up Agreement dated February 23, 2007 given to Piper Jaffray & Co. in connection with the Company’s February 2007 registered-direct offering and, except as specifically provided herein, the Confidentiality Agreement, are not superseded.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(d) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in Orange County, California, in accordance with the commercial arbitration rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the substantive resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 12(d) shall not apply to the Confidentiality Agreement.

(e) Advice of Counsel. Each party acknowledges that, in negotiating and executing this Agreement, (i) such party has had the right and the opportunity to seek the advice of independent legal counsel of his or its own choosing, (ii) such party has read and understood all of the terms and provisions of this Agreement, and (iii) Heller Ehrman LLP and Hayden Trubitt, and Jonathan Soneff, represent only the Company and did not represent and are not representing Consultant. The Company will reimburse Consultant for up to $5,000 in reasonable attorneys’ fees incurred by Consultant in connection with the negotiation and preparation of this Agreement and any related agreements contemplated hereunder.

(f) Construction. This Agreement shall not be construed against either party by reason of who drafted or prepared it.

(g) Notices. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Consultant to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Consultant may be given to Consultant personally or may be mailed to Consultant at the following address:

Marshall G. Cox
[address]
[address]

with a copy to:
Jorge del Calvo and Cindy V. Schlaefer
Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304

Any notice so addressed shall be deemed to be given: (i) if delivered by hand, or by courier or overnight mail, on the date of such delivery; and (ii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

CYTORI THERAPEUTICS, INC.

By: /s/ Marc Hedrick

Title: President

MARSHALL G. COX

/s/ Marshall G. Cox